Exhibit 10.18

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

THIS AMENDED AND RESTATED MASTER SERVICES AGREEMENT (hereinafter referred to as “Agreement”) is entered into as of October 4, 2017 (the “Effective Date”), by and between Alliance Contract Pharma, LLC, a Pennsylvania corporation, having its offices at 1510 Delp Drive, Harleysville, PA 19438, (hereinafter referred to as “SUPPLIER”) and Kala Pharmaceuticals, Inc., a Delaware corporation having its offices at 100 Beaver Street, Suite 201, Waltham, MA 02453 (hereinafter referred to as “SPONSOR”).  SPONSOR and SUPPLIER may be individually referred to herein as a “Party” or may be collectively referred to herein as the “Parties.” This Agreement amends and restates, in its entirety, the Master Services Agreement entered into by the parties as of January 28, 2015 and the Amended and Restated Master Service Agreement entered into by the parties as of January 27, 2017 as of the Effective Date.

RECITALS

WHEREAS, SPONSOR desires to appoint SUPPLIER to perform Services (as hereinafter defined) on a non-exclusive basis as more particularly described below, and SUPPLIER desires to perform said Services in accordance with the terms and conditions contained in this Agreement and all referenced documents.

WHEREAS, SUPPLIER and SPONSOR are each duly authorized to execute and deliver this Agreement, and all necessary corporate action and all consents, approvals and other authorizations and all other acts and things necessary to make this Agreement a valid, binding and legal instrument have been done and performed by SUPPLIER and SPONSOR respectively.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1 – DEFINITIONS

“Batch” shall mean a defined quantity of Product that has been or is being manufactured in accordance with the Specifications.

“Certificate of Analysis” (abbreviated “COA”) shall mean a document prepared by SUPPLIER containing at a minimum the product name, Lot  number, test parameters, test specifications, test method, and test results for each Lot of Product supplied to SPONSOR.  Each COA shall be signature approved by SUPPLIER.

“Current Good Manufacturing Practices” (abbreviated “GMPs” or “cGMPs”) shall mean the standards established by the United States Food and Drug Administration (the “FDA”) for current Good Manufacturing Practices, as specified in FDA 21 C.F.R. §820 Quality Systems Regulations (or its successor provisions); the standards established in the European Council Directive 2004/27/EC of 31 March 2004 concerning medicinal products for human use, as amended (or its successor provisions); and other sections so designated by the title “Good Manufacturing Practices”;  as applicable to each respective Product to be manufactured and/or supplied by SUPPLIER.

“Equipment” shall mean any equipment, tools, tanks, instruments, patterns, molds, dies, tools, fixtures, and other items to be used by SUPPLIER in connection with this Agreement and which are paid for by SPONSOR or otherwise provided by SPONSOR.

“Facilities” shall mean SUPPLIER’s manufacturing facilities at 1510 Delp Drive, Harleysville, PA 19438.

“Lead Time” shall mean the time period that begins on the day SUPPLIER receives a Purchase Order  for Product from SPONSOR and ends on the day SUPPLIER is required to deliver the Product to SPONSOR.

“Lot” shall mean a defined quantity of starting material, packaging material or product processed in one process or series of processes so that it could be expected to be homogeneous.

“Product” shall mean the product(s) to be manufactured and supplied by SUPPLIER to SPONSOR under Purchase Order(s) issued under this Agreement and as more specifically detailed in a Project Proposal/SOW attached hereto.

“Purchase Order” shall mean a purchase order issued by SPONSOR to SUPPLIER for the purchase of Product under this Agreement.

“Specifications” shall mean the Product specifications set forth or referenced in the applicable Proposal/SOW.  The Specifications shall also include all necessary test protocols, packaging and labeling specifications, bills of material and other documentation required to describe, control, and assure the quality of the manufacture of the Product, regardless of whether the foregoing is included as a part of applicable Proposal/SOW.

“SPONSOR Materials” shall mean any materials to be supplied by SPONSOR to SUPPLIER in order to manufacture Product.

ARTICLE 2 – SERVICES

A.   Scope of Services:  SUPPLIER shall provide to SPONSOR manufacturing services relating to various cGMP manufacturing, packaging operations, equipment qualification and/or analytical support services as described in one or more Project Proposal/SOW(s) (defined below) (the “Services”).  Each Project Proposal/SOW shall be substantially in the form of the initial Project Proposal/SOW attached hereto as Exhibit A.  It is anticipated that SUPPLIER will conduct more than one project (“Project”) in connection with the Services.  Additional Project Proposals/SOWs will be added to this Agreement as separate exhibits, which shall be incorporated herein by reference, to capture additional activities not captured in the original Project Proposal/SOW.

B.   Project Proposal/SOWs:  Prior to commencing a Project, SUPPLIER shall submit to SPONSOR an individual proposal/statement of work (“Project Proposal/SOW”).  The Project Proposal/SOW shall provide the following information: (i) a description of the Project, (ii) the budget and payment schedule, (iii) the timing or schedule for the Project, and (iv) any other relevant information. Such Project Proposal/SOW must be executed by both SPONSOR and SUPPLIER prior to commencement of any work.  Only a duly signed Project Proposal/SOW can commit SPONSOR to make the payments herein for any Services performed by SUPPLIER.  Work performed without SUPPLIER receiving the aforementioned duly executed documents shall be at its own risk, cost, and expense.

C.   Standard of Performance:  The Services shall be performed to the reasonable satisfaction of SPONSOR and shall be performed in accordance with generally accepted professional standards and the Specifications set forth herein and in the applicable Project Proposal/SOW. SUPPLIER shall ensure that, as applicable, the individuals/team assigned to work on the Services understand SPONSOR’s business; the industry and market within which SPONSOR operates; and basic industry laws, regulations and guidance, including relevant regulations and/or guidance issued by the U.S. Food and Drug Administration (“FDA”), guidance issued by the U.S. Department of Health and Human Services Office of the Inspector General and the PhRMA code. SPONSOR and SUPPLIER shall comply with all applicable cGMPs and all other applicable Federal, state, local laws, standards, requirements, and regulations (and their foreign counterparts) in connection with the performance of the Services. In no event may SUPPLIER change, alter, or otherwise deviate from the Specification set forth in this Agreement unless mutually agreed by the parties in writing.

D.   Agreement/Project Proposal/SOW Conflicts:  In the event that the terms of any Project Proposal/SOW or any other document conflict with the terms of this Agreement, the terms of this Agreement shall take precedence, unless the applicable Project Proposal/SOW expressly refers to the Parties’ intent to alter the terms of this Agreement with respect to such Project Proposal/SOW in which case those specific terms of the applicable Project Proposal/SOW shall take precedence.

Subject to the foregoing, SUPPLIER shall not proceed with Services that reasonably conflict with the terms of this Agreement and shall promptly notify SPONSOR in writing of any such conflict.

E.    Reviews:  Periodic reviews of SUPPLIER’s performance may be conducted by SPONSOR at SPONSOR’s sole cost and expense provided that SPONSOR provides SUPPLIER with at least [**] business days’ notice prior to such review. SUPPLIER shall reasonably assist in such reviews and shall ensure SPONSOR has adequate access to the Facility in order to conduct such reviews. If any such review reveals any deficiency in SUPPLIER’s performance, SUPPLIER shall promptly correct such deficiencies and notify SPONSOR in writing that such deficiencies have been corrected.

F.    Right to Request Modifications:  SPONSOR may request, during progress of any work hereunder, additions or modifications to any Project Proposal/SOW.  Upon such request by SPONSOR, SUPPLIER shall provide SPONSOR with a revised Project Proposal/SOW setting forth such changes including any changes to costs and/or fees; provided that any increase in costs and/or fees must be proportional to the change in scope required by SPONSOR.  If acceptable to SPONSOR, the Parties shall execute the revised Project Proposal/SOW and SUPPLIER shall proceed accordingly.

G.    SUPPLIER Agents: SUPPLIER shall ensure that all employees and agents of SUPPLIER who are assigned to perform Services under this Agreement are qualified and have sufficient expertise, training, and experience.  SUPPLIER shall ensure that such agents are made aware of and are bound to comply with SUPPLIER’s obligations contained in this Agreement.

H.    Quality Agreement.  SUPPLIER and SPONSOR shall execute a written Quality Agreement between the Parties related to the Services to be performed hereunder (the “Quality Agreement”). Upon execution, the Quality Agreement shall be attached hereto and shall be incorporated herein. The Quality Agreement may be updated from time to time upon the mutual written agreement of the Parties. To the extent that any terms of the Quality Agreement are inconsistent with the terms set forth in this Agreement, the terms of this Agreement shall prevail, except for specific quality-related and quality-assurance (e.g. quality reviews/audits) issues for which the Quality Agreement shall prevail.

I.     Equipment.  Any and all Equipment shall remain SPONSOR’s personal property.  Such Equipment shall be plainly marked or otherwise adequately identified by SUPPLIER as SPONSOR’s property and shall be safely stored. SUPPLIER shall use Equipment only to meet SPONSOR’s Purchase Orders, and shall not use Equipment for any other purpose.  All Equipment, while in SUPPLIER’s custody or control, shall be held at SUPPLIER’s risk, shall be kept insured by SUPPLIER at SUPPLIER’s expense in an amount equal to the replacement cost with loss payable to SPONSOR and shall be subject to removal at SPONSOR’s written request, in which event SUPPLIER shall prepare such Equipment for shipment and redeliver to SPONSOR in the same condition as originally received by SUPPLIER, reasonable wear and tear excepted, all at SPONSOR’s expense.  SUPPLIER agrees to keep the Equipment at all times in good and efficient working order for use in manufacturing the Products. SUPPLIER shall be responsible for routine maintenance of all Equipment at the expense of the SPONSOR, but SPONSOR shall be responsible for the cost of replacement at the end of their normal useful life.

ARTICLE 3 – ACCEPTANCE; DEFECTS; RECORDS

A.   Acceptance. SPONSOR will have [**] days following SPONSOR’s receipt of the Products and all applicable Batch Records and release documentation (“Acceptance Period”) to ensure that the Products meet the Specifications, requirements, and terms of this Agreement and the applicable Proposal/SOW.  If SPONSOR determines that any Products fail to meet the Specifications, requirements, and terms of this Agreement and the applicable Proposal/SOW (“Defective Products”), then SPONSOR may reject the entire Batch of such Defective Products, and SUPPLIER shall promptly, at its own expense and without limiting any remedies otherwise available to SPONSOR, replace the Defective Products with Products conforming to this Agreement. Any replacement Products shall be subject to additional acceptance terms pursuant to this Section.  In the event that replacement Products are required due to Defective Products, SPONSOR shall supply SUPPLIER, at SUPPLIER’s sole cost and expense, sufficient quantities of SPONSOR Materials in order for SUPPLIER to provide replacement Products.  SUPPLIER shall have no obligation under this section to the extent that any Defective Products result due to: (i) defects in the

SPONSOR Materials or (ii) conduct following SPONSOR’s receipt of the Products or (iii) events following shipment of Products by the SUPPLIER.

B.   Batch Records and Data; Release.  Unless otherwise agreed to by the parties in writing during their ordinary course of dealings, after SUPPLIER completes of a Batch, SUPPLIER shall provide SPONSOR with copies of Batch records prepared in accordance with the Specifications; provided, that if testing reveals an out-of-Specification result, SUPPLIER shall provide such Batch records promptly following resolution of the out-of Specification result.  After SUPPLIER completes a Batch, SUPPLIER shall also provide SPONSOR or its designee with a sample of the Product.

C.   Recordkeeping.  SUPPLIER shall maintain materially complete and accurate Batch, laboratory data, reports and other technical records relating to the Services in accordance with SPONSOR’s requirements, cGMPs and applicable law. Such information shall be maintained for a period of at least [**] years from the relevant finished Product expiration date or longer if required under applicable laws or the Quality Agreement.

ARTICLE 4 – FORECASTS, PURCHASE ORDERS AND DELIVERY

A.   Forecasts.  SPONSOR shall provide SUPPLIER, at least [**] days prior to the beginning of each [**], with a [**] month non-binding rolling forecast of the estimated quantities of Product believed to be required by SPONSOR.  Forecasted quantities become a firm binding order [**] days before delivery date set forth in the forecast. SPONSOR shall use commercially reasonable efforts to ensure that its forecasts are accurate. SUPPLIER shall ensure that it is able to supply at least [**]% of the quantity of Products set forth in SPONSOR’s forecasts. In no event will the fees for the Services increase due to ordered quantities of Product exceeding forecasts, provided, however, that SPONSOR shall bear the cost of any unused materials purchased by SUPPLIER in quantities consistent with SPONSOR’s forecast or minimum orders as required by vendors which are communicated to SPONSOR in advance of placing the applicable order.

B.   Purchase Orders.  All Product ordered by SPONSOR shall be in the form of a firm written Purchase Order not less than [**] days prior to expected delivery.  The Lead Time for the Product shall not exceed the number of days set forth in the applicable Proposal/SOW.  Each Purchase Order shall contain at a minimum, the following information:  description of the Product and quantity ordered, price, delivery terms, delivery date, and Purchase Order number for billing purposes.  Each Purchase Order issued pursuant to this Agreement shall be binding, except that delivery dates may be moved ahead or back by mutual written agreement of SUPPLIER and SPONSOR.  To the extent there are any conflicts between the terms of any Purchase Order and the terms of this Agreement, the terms of this Agreement shall prevail and control.  There shall be no minimum purchase requirements except for binding forecasts.  Batches will be invoiced upon the completion of manufacturing and release testing.  As noted in the table below, the cost per batch is based on the following three tier pricing schedule:  (i) upon the completion of manufacturing the first [**] batches in each calendar year (batches [**])  batches will be invoiced at Tier 1 pricing  (ii) upon the completion of manufacturing the [**] batches in each calendar year (batches [**]) batches will be invoiced at Tier 2 pricing (iii)  all remaining batches manufactured from batch [**] on will be invoiced at Tier 3 pricing.

Pricing Schedule	Total Product Manufactured in each Calendar Year (total number of batches)	Cost per Batch
Tier 1	[**]	[**]
Tier 2	[**]	[**]
Tier 3	[**]	[**]

C.   Delivery.  Unless expressly provided otherwise in the applicable Purchase Order, shipping terms for the Product shall be EXW Harleysville, PA (Incoterms 2010).  SPONSOR shall coordinate shipments of Product from SUPPLIER. The Product will be packaged and shipped per the Specifications.  In the event that any delivery of the Product is anticipated to be late, SUPPLIER will promptly notify SPONSOR of the circumstances for the delay.  SUPPLIER will make a reasonable effort to minimize the delay.  If as a result of a SUPPLIER issue, SUPPLIER agrees to assume the burden of bearing additional costs associated with overtime production and premium freight for corrective action as a result of delays caused by SUPPLIER or any personnel or service providers engaged by SUPPLIER. SUPPLIER agrees that all Product shipments to SPONSOR shall be in accordance with SPONSOR’s instructions and all applicable laws and regulations governing the shipment, labeling, and packaging of the Product.

D.    Storage. Product completed by SPONSOR shall be stored by SUPPLIER in the SPONSOR supplied [**]°C chamber (which shall constitute Equipment hereunder) until shipment of the Product.

E.    Financial Statements.  Within [**] days after the end of each fiscal year, SUPPLIER shall deliver to SPONSOR an annual Going Concern Statement issued by SUPPLIER’s external accounting firm. Such Going Concern Statement shall be sufficient for SPONSOR to confirm SUPPLIER’s continued ability to perform its obligations under this Agreement in the following twelve (12) month period and shall be consistent with the standards identified by the Financial Accounting Standards Board.  SPONSOR may use such statement strictly in order to confirm SUPPLIER’s ongoing ability to perform its obligations under this Agreement. SPONSOR shall keep such financial statements confidential, and shall provide such statements only to those of its financial directors, who have a need to know such information in order to confirm SUPPLIER’s continued ability to perform its obligations under this Agreement.

ARTICLE 5 – AGREEMENT TERM

The term of this Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years (“Initial Term”). Thereafter, this Agreement will continue until terminated as provided in this Agreement. The Initial Term and any subsequent continuation of the Agreement are referred to collectively as the “Agreement Term”).  In the event a Project Proposal/SOW is still in effect upon the expiration of this Agreement, such Project Proposal/SOW shall remain in effect and shall continue to be governed by the terms and conditions of this Agreement unless and until such Project Proposal/SOW is completed or otherwise terminated in accordance with this Agreement.

ARTICLE 6 – COMPLIANCE WITH LAWS; QUALITY CONTROL

A.    Compliance with Laws:  SPONSOR and SUPPLIER each agree that they shall comply with all applicable federal, state and local laws and regulations in performance of their respective obligations pursuant to this Agreement, including, without limitation and as applicable, laws and regulations related to promotion of pharmaceutical products, fraud and abuse, insider trading, privacy, discrimination, confidentiality, false claims and prohibition of kickbacks.  Without limiting the generality of the foregoing:

a.    Privacy: SUPPLIER and SPONSOR each agrees, if applicable, to comply with all applicable federal, state and local laws and regulations relating to the privacy of patient health information, including, but not limited to, the Standards for Individually Identifiable Health Information, 42 C.F.R. §§160 and 164 (the “HIPAA Privacy Regulation”) promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996.

b.    Dissemination of Materials: SUPPLIER acknowledges that SPONSOR is subject to legal and regulatory restrictions concerning the dissemination, distribution or use of materials related to pharmaceutical products.  Accordingly, except as required to perform the Services hereunder, SUPPLIER shall not disseminate, distribute or use any materials prepared in the course of performing the Services or otherwise provided to SUPPLIER without the prior express, written permission of SPONSOR.  To the extent that the Services require SUPPLIER to distribute materials, such materials must be approved by SPONSOR for the specific purpose(s) for which SUPPLIER is distributing such materials.

c.    Adverse Event Reporting:  SUPPLIER acknowledges that SPONSOR is required to comply fully and promptly with all regulatory safety reporting requirements regarding its products. In accordance with SPONSOR policies and procedures, SUPPLIER agrees that if in connection with its performance of the Services it receives information relating to adverse events (AE), product complaints (PC), and/or other SPONSOR product-related safety information (e.g.

special safety topics as communicated to SUPPLIER through separate correspondence), SUPPLIER will promptly notify SPONSOR as follows:  All AE and PC information received by SUPPLIER must be reported by SUPPLIER within [**] by telephone to SPONSOR at [**] and by email to [**] or such other party designated by SUPPLIER. If AE/PC information is received by SUPPLIER on a non-business day or after regular business hours of a business day, then SUPPLIER must transmit the information by the end of the next business day. However, if more than [**] non-business days occur in a row, it is the responsibility of SUPPLIER to transmit the information by the end of day [**]. Notwithstanding the foregoing, the time period, criteria and method for reporting AE/PC information, including any special safety topics, may be modified by SPONSOR in separate correspondence.  SUPPLIER will ensure that the personnel assigned to perform the Services are sufficiently trained to comply with the requirements of this paragraph.  If SPONSOR determines that SUPPLIER personnel require additional training, then SPONSOR will provide training to SUPPLIER personnel to enable SUPPLIER personnel to comply with the requirements of this paragraph.  SUPPLIER agrees to follow the direction given in such training.

d.    Securities: SUPPLIER acknowledges that during the performance of this Agreement it may come into possession of certain material information about SPONSOR or its affiliates that has not yet been disclosed to the public.  SUPPLIER agrees to comply with the rules and regulations of the United States Securities and Exchange Commission ("SEC"), including those relating to insider trading in connection with such material, non-public, information about SPONSOR or its affiliates.  SUPPLIER is hereby notified that it should not trade in SPONSOR securities on its own behalf or on the behalf of others after receiving or becoming aware of any such material, non-public information.

e.    Permits.  SUPPLIER has obtained (or before performing the Services will obtain) all governmental permits (including building/construction permits) and licenses required for it to perform the Services and its other obligations under this Agreement.

f.     Reporting. SUPPLER shall provide SPONSOR with all applicable records and data necessary to prepare Annual Product Review Reports as required by Applicable Laws and GMPs.

B.    Recalls.  SPONSOR shall have the right to reasonably declare any recall of, or field corrective action to, any Product supplied to SPONSOR under this Agreement.  SUPPLIER agrees to cooperate with SPONSOR in connection with any such recall, and shall indemnify SPONSOR for all expenses arising from any such recall to the extent the recall is attributable to a breach of any of SUPPLIER’s warranties under this Agreement or is otherwise attributable to a defect in the Product. SUPPLIER shall also credit SPONSOR’s account for the Product recovered and returned to it as a result of the recall.

C.    Governmental Inquiries. SUPPLIER shall use its best efforts to:

a.    Respond fully and accurately to all inquiries directed to it by the FDA or any government agency with respect to the manufacture, testing, and use of the Product.

b.    Assist SPONSOR in responding to inquiries directed to SPONSOR by the FDA or any government agency with respect to the manufacture, testing, and use of the Product.

c.    Promptly inform SPONSOR of the existence and substance of any inquiry, investigation or inspection initiated by the FDA or any government agency (including Ministry of Health), department or body relating to the Product or its manufacture.  The existence of any such inquiry, investigation or inspection shall not alone constitute a breach of this Agreement or excuse any performance due under this Agreement.  SUPPLIER shall immediately provide SPONSOR with copies of any and all inspection reports, letters, documents or similar instruments submitted or received from the FDA or other government agency related to the Product or its manufacture, testing or use. To the extent permitted by applicable law, SUPPLIER shall permit SPONSOR to review and reasonably approve any response to be made by SUPPLIER in connection with any such inquiry, investigation or inspection.

D.    Inspection of Manufacturing Facilities.

a.     SUPPLIER shall permit SPONSOR and its agents, during business hours and upon notice to SUPPLIER, to inspect the Facilities where the Product is manufactured, handled, stored or tested, as well as all processes relating to the manufacture, handling, storage, or testing of the Product, as well as all manufacturing, handling, storage, and test records regarding the Product.

b.    SUPPLIER shall extend the same inspection privileges set forth above to agents of the FDA or any other government agency, as required, and shall promptly notify SPONSOR of any such inspection.  SUPPLIER shall provide SPONSOR with copies of any and all inspection reports from the FDA or other relevant government agency regarding the manufacture of the Product within [**] working days of receipt of such reports.

c.     SUPPLIER warrants and agrees that it will correct, at its own expense and within a reasonable amount of time from the date of notification, all deficiencies and/or non-conformances found during a SPONSOR, FDA, or other government agency audit; and that it will correct or issue an approved plan, including timetable, to correct all deficiencies and/or non-conformances within no more than [**] days of such notification.

E.    Quality Control Testing.   SUPPLIER shall perform quality control testing in accordance with the Specifications for release of each Lot of Product to SPONSOR.  SUPPLIER shall provide all such testing data to SPONSOR in the form of a COA.  Each COA shall be in accordance with the format approved by SPONSOR, certifying that the Product has met all Specifications.  Any third party or contract laboratory used for the testing of the Product must be approved in writing by SPONSOR prior to its use for that purpose, such approval not to be unreasonably withheld or delayed.

F.     Specifications and Change Control.

a.    The Specifications may not be changed without prior written approval of both parties.

b.    SUPPLIER shall not make any changes to the manufacturing process, Facilities, or equipment used in the manufacture of the Product without SPONSOR’s prior written approval, such approval not to be unreasonably withheld.

c.     SPONSOR shall use commercially reasonable efforts to provide SUPPLIER with sufficient written notice of any instructions or requirements of a government regulatory agency that may require a change of the Specifications.  SUPPLIER shall immediately notify SPONSOR if any such changes in the Specifications shall render SUPPLIER unable to supply the Product in accordance with the term and conditions of this Agreement.

G.    Technical Assistance. SUPPLIER shall provide SPONSOR with certain technical support regarding the Product as reasonably requested by SPONSOR, including, but not limited to, operation of milling and other ancillary equipment, analytical test methods, method development, physical and chemical properties, and use of the Product..

ARTICLE 7 – COMPENSATION

A.    Fees: SPONSOR will pay SUPPLIER, as full and complete compensation for performing the Services pursuant to each Project Proposal/SOW the rates/amounts set forth in the applicable Project Proposal/SOW. The Parties agree that the compensation provided hereunder has been established pursuant to arm’s length negotiations between the Parties and is consistent with the fair market value of the Services provided by SUPPLIER during the term of this Agreement.  Except to the extent that the Services involve promotion of pharmaceutical products, nothing herein shall be construed to require SUPPLIER to purchase, order, recommend, or arrange for, the purchase, order or recommendation of any products manufactured and/or marketed by SPONSOR.

B.    Out-of-Pocket Expenses (“OOPs”): SPONSOR shall reimburse SUPPLIER for all OOPs for activities described in an approved Project Proposal/SOW and which are preapproved in writing by SPONSOR on a case by case basis, but in no event shall SPONSOR reimburse SUPPLIER for any OOPs that exceed the estimates provided in such Project Proposal/SOW. Upon SPONSOR’s request all OOP’s for which SUPPLIER seeks reimbursement shall be supported with actual SUPPLIER invoices and/or other reasonable documentation.

C.    Other Expenses/Travel:  Reasonable expenses incurred by SUPPLIER in the course of providing the Services, including but not limited to, round trip economy airfare, auto rental, meals, lodging and long distance telephone charges (collectively, “Travel Expenses”), will be reimbursed to SUPPLIER by SPONSOR in accordance with SPONSOR’s travel and expense policy; provided, however, that all Travel Expenses shall be reimbursed only if plans for same are approved by SPONSOR in advance and in writing.  SUPPLIER shall itemize all Travel Expenses on its invoices specifically describing each charge incurred, and when and why such charges were incurred.  Receipts and bills shall be submitted with the expense report.

D.   Submission of Invoices:  SUPPLIER will submit invoices to SPONSOR in accordance with the payment schedule set forth in the Project Proposal/SOW.  In the event that payment terms are based on hourly fees, SUPPLIER shall submit monthly invoices to SPONSOR which reflect the total number of hours worked for that month, the activities performed for each hour billed, and the individual who performed such activities.  SPONSOR may withhold any invoiced amounts that it reasonably disputes in good faith, in which case SPONSOR will so notify SUPPLIER in writing and the Parties agree to work in good faith to resolve any such disputes.  SPONSOR will pay any undisputed amounts specified in such invoice within [**] days of receipt of same.  SPONSOR will not pay for any services invoiced more than [**] months after such services were performed.  All invoices submitted by SUPPLIER shall reference the appropriate SPONSOR authorized Purchase Order number, and shall be emailed to AP@kalarx.com.

E.    Payment:  SUPPLIER is not entitled to any compensation unless and until the work or work product produced by SUPPLIER meets the Specifications of the applicable Project Proposal/SOW to the reasonable satisfaction of SPONSOR. SUPPLIER is also not entitled to any compensation related to correcting any work or work product that SPONSOR has rejected as not acceptable to SPONSOR in the exercise of its reasonable discretion.

F.    Preparation of Project Proposal/SOWs:  There will be no compensation under this Agreement for (i) preparation of any Project Proposal/SOW or (ii) work done in connection therewith, in the event SUPPLIER prepares a bid or proposal for SPONSOR regardless of whether SUPPLIER’s bid or proposal is accepted by SPONSOR.

G.    No Commission:  SUPPLIER shall bill SPONSOR without commission or markup on purchases of goods or services, Travel Expenses or other OOPs.  SUPPLIER shall not share directly or indirectly in the profits of any third party in connection with SUPPLIER services provided hereunder without the prior written consent of SPONSOR.

H.   SUPPLIER Errors:  Notwithstanding anything herein to the contrary, SUPPLIER shall not invoice SPONSOR for any additional costs incurred as a result of any SUPPLIER error, including any failure by SUPPLIER to properly price the Services or any required reperformance of the Services.

ARTICLE 8 – RIGHT TO AUDIT

Upon reasonable notice in writing and at reasonable times during SUPPLIER’s normal business hours, not more than [**] (or more frequently for cause), SPONSOR shall have the right to audit and examine all contracts, documents, correspondence, books, time sheets, account books and records and other material (except for individual payroll and personnel records and SUPPLIER overhead) that relate to SPONSOR’s account.  A representative duly authorized by SPONSOR may perform this audit.  To the extent SPONSOR utilizes the services of any third party representative (including any certified public accountants) to perform this audit, the selection of such third party representative shall be approved by SUPPLIER, such approval not to be unreasonably withheld by SUPPLIER.  The expense of such audit or examination shall be borne by SPONSOR unless the audit shows that

SPONSOR has been overcharged by more than [**] percent ([**]%), in which case SUPPLIER shall pay for the audit.  Any such representative and/or certified public accountants conducting the audit shall be required to sign an appropriate non-disclosure agreement, reasonably acceptable to SUPPLIER, prior to participating in any such audit.  Any such audit shall include the right to inspect SUPPLIER’s timesheet records; provided, however, that such time sheets may be redacted by SUPPLIER to exclude any confidential or proprietary information of SUPPLIER or any of its other clients.  The audit rights provided herein shall survive any termination or expiration of this Agreement.  The provisions of this Article 8 shall survive the expiration or sooner termination of this Agreement.

ARTICLE 9  –NON EXCLUSIVE AGREEMENT

A.   The Parties recognize that this is a non‑exclusive Agreement and during the term hereof, SPONSOR may engage other vendors to perform the Services.

ARTICLE 10 – OWNERSHIP/TRADEMARKS/COPYRIGHTS

A.    Ownership of Services:

a.    SUPPLIER shall retain all right, title and interest in and to any and all materials, work and work product owned or developed by SUPPLIER prior to, or independently from, its engagement hereunder or developed or obtained by SUPPLIER in the general conduct of its business not specifically related to the Services or SPONSOR (”SUPPLIER Property”).  SUPPLIER hereby grants SPONSOR a perpetual, irrevocable, royalty free, worldwide, non-exclusive license, with the right to assign or sublicense, in and to any and all SUPPLIER Property to allow SPONSOR to use the results of the Services to develop, market, promote, make, have made, use, sell, offer for sale and import SPONSOR products or any other purpose consistent with this Agreement.  SPONSOR shall retain all right, title and interest in and to any and all materials, work and work product owned or developed by SPONSOR prior to, or independently from, its engagement hereunder (”SPONSOR Property”).  SPONSOR hereby grants SUPPLIER, during the term of this Agreement, a non-exclusive, non-transferable, limited license to use the SPONSOR Property solely for the benefit of SPONSOR and solely as necessary for performance of the Services.

b.    SUPPLIER represents and warrants that all materials, work and work product provided to SPONSOR or used on behalf of SPONSOR pursuant to this Agreement, including without limitation, all SUPPLIER Property, shall either (i) not infringe the copyright or any other intellectual property right of any third party, or (ii) be licensed at no cost to SPONSOR under a third party release under which SUPPLIER has all rights necessary to provide to SPONSOR such materials, work and work product and permit SPONSOR to use such materials, work and work product as contemplated herein.  SPONSOR shall have the right, in its discretion, to examine copies of releases obtained by SUPPLIER.  SUPPLIER further represents and warrants that SPONSOR shall be free to use such materials, work and work product without interference by, or claims of, third parties subject to any limitations on usage contained in the aforesaid releases, licenses or other documentation and brought to the attention of SPONSOR in writing.

c.    Except for SUPPLIER Property as defined in subsection 7.A.a. above, all materials, work and work product whether created by or on behalf of SUPPLIER, SPONSOR, or any combination thereof hereunder, and all draft versions thereof, whether used or unused, (collectively, “Work Product”) shall be property of SPONSOR and shall be delivered to SPONSOR at any time upon SPONSOR's request, or no later than the termination of this Agreement.  SUPPLIER hereby transfers and assigns to SPONSOR any copyright and all other intellectual property rights in such Work Product, including all of the exclusive rights comprised in such intellectual property rights, whether in patent, copyright, trade secret, know-how, or otherwise.  Subject to the provisions of subsection 7.A.b., SUPPLIER shall ensure that all individuals working on such Work Product have assigned to SUPPLIER their rights to such Work Product.

SUPPLIER agrees to execute any documents necessary to assign to SPONSOR SUPPLIER’s full interest (including all intellectual property rights) in the Work Product either solely or jointly with others for SPONSOR pursuant to this Agreement. No restrictions will be placed on SUPPLIER by third parties with respect to any Work Product without the prior written consent of SPONSOR.

d.    Except for SUPPLIER Property as defined in subsection 7.A.a. above, all information, inventions, discoveries, patent rights, trademarks and copyrights which result from any Services performed by or on behalf of SUPPLIER pursuant to this Agreement ("Inventions"), will be the exclusive property of SPONSOR and SPONSOR shall have and retain all right, title and interest in and to such Inventions.   SUPPLIER hereby transfers and assigns to SPONSOR all intellectual property rights in and to such Inventions. SUPPLIER shall promptly disclose in writing to SPONSOR each such Invention and provide to SPONSOR all information known to SUPPLIER reasonably relating to such Invention. Subject to the provisions of subsection 7.A.b., SUPPLIER shall ensure that all individuals contributing to such Inventions have assigned to SUPPLIER their rights to such Inventions.  SUPPLIER agrees to sign all necessary documents or take such other actions as SPONSOR may reasonably request in order to perfect and enforce any and all of its rights in such Inventions.  All costs and expenses for perfecting and enforcing its rights in such Inventions shall be borne by SPONSOR.

e.    SUPPLIER recognizes and agrees that all Work Product and Inventions prepared by or on behalf of SUPPLIER that are subject to copyright protection shall be “works made for hire” for SPONSOR under the terms hereof.  All copyrightable works prepared by or on behalf of SUPPLIER in the course of performing the Services hereunder that may not be interpreted as “works made for hire” shall be subject to SUPPLIER granting to SPONSOR a perpetual, royalty free, irrevocable, worldwide, exclusive license with the right to assign or sublicense, in and to any such works.  SUPPLIER hereby assigns to SPONSOR all rights, title and interest to all Work Product and Inventions together with all of the goodwill associated therewith, subject to any properly disclosed third party rights approved by SPONSOR in writing.  SPONSOR may, in its sole determination, apply for registration, or other protection, of any such Work Product and Inventions worldwide.  SUPPLIER shall cooperate with SPONSOR in regard to obtaining the necessary documents for any Work Product or Inventions protection, including the execution of any required documents.  SPONSOR shall pay any reasonable expenses incurred in connection with such cooperation

B.    The provisions of this Article 10 shall survive the expiration or sooner termination of this Agreement.

ARTICLE 11 – INDEMNIFICATION AND INSURANCE

A.    Indemnification of SPONSOR:  SUPPLIER agrees to defend, indemnify and hold SPONSOR and its affiliates, and its and their directors, officers, employees or agents harmless against all claims from third parties arising from: (i) any actual or alleged breach of any term of this Agreement; (ii) the actual or alleged negligent or willful actions of SUPPLIER or SUPPLIER’s subcontractors; (iii) contractual arrangements entered into by SUPPLIER with third parties; or (iv) any claim that the Services, Products or Work Product infringe on the intellectual property rights of any third party; except in each case to the extent of the negligence or willful misconduct of SPONSOR.

B.    Indemnification of SUPPLIER:  SPONSOR agrees to defend, indemnify and hold SUPPLIER and its affiliates, and its and their directors, officers, employees or agents harmless against all claims from third parties arising from (i) any breach of any term of this Agreement; or (ii) the negligent or willful actions of SPONSOR; except in each case to the extent of the negligence or willful misconduct of SUPPLIER.

C.    Indemnification Procedures:  Each Party shall notify the other in writing promptly upon receiving notification of any such suit or claim (except that failure to timely provide such notice will relieve the indemnifying Party of its obligations only to the extent the indemnifying Party is materially prejudiced as a direct result of such delay); the indemnifying Party shall defend such suit or claim on behalf of the indemnified Party; the indemnifying Party shall have sole control over the defense thereof and any related settlement negotiations; and the indemnified Party shall cooperate and, at the indemnifying Party’s request and expense, assist in such defense.  Notwithstanding the foregoing, the indemnified Party may participate at its own expense in the defense and any settlement discussions, and in any event, the indemnifying Party shall not settle any suit or claim without the prior written consent of the indemnified Party (such approval not to be unreasonably withheld).

D.    Survival:  The indemnification provided herein shall survive any termination or expiration of this Agreement.

E.     Insurance:

a.     Prior to commencement of any work under this Agreement, SUPPLIER shall, at its sole expense, maintain the following insurance on its own behalf, with insurance companies having an A. M. Best rating of "A-VII" or better and furnish to SPONSOR, Certificate(s) of Insurance evidencing same and reflecting the effective date of such coverage as follows:

•Workers’ Compensation and Employers Liability: in the state in which the work is to be performed and elsewhere as may be required by law and shall include:

Bodily injury by Accident: $[**] each

•Commercial General Liability: (including Premises Operations, Products/Completed Operations, Contractual Liability).  The policy must be on an occurrence form and include the following limits:

Each Occurrence: $[**]

General Aggregate: $[**]

Product Completed Operations Aggregate: $[**]

Personal Injury: $[**]

•Commercial Umbrella Liability:

Occurrence Limit: $[**]

Aggregate Limit (where applicable); $[**]

Policy to be in excess of the Commercial General Liability,

Commercial Automobile Liability and Employers Liability.

•Errors & Omissions Liability Coverage including Medical Malpractice Coverage if engaged in any direct patient care:

Each Claim Limit: $[**]

Aggregate Limit: $[**]

b.     Such insurance shall include coverage for bodily injury arising from the performance of or failure to perform professional services. Throughout the term of this Agreement, the Errors & Omissions Liability insurance's retroactive date will be no later than the Effective Date.  Upon expiration or termination of this Agreement, SUPPLIER will either continue to maintain an active insurance policy, or purchase an extended reporting period coverage for claims first made and reported to the insurance company within [**] months after the termination or expiration of the Agreement.

c.     Such insurance shall include coverage for: (i) personal injuries, unless covered, and not in any way excluded or restricted, by SUPPLIER’s General Liability insurance: invasion of privacy, defamation, infliction of emotional distress and advertising injury.

d.     With the exception of the Workers Compensation/ Employers Liability and Errors and

Omissions Liability, SPONSOR and its subsidiaries are to be named as an Additional Insured to the policies.

e.    The insurance requirements above must include a waiver of subrogation in favor of SPONSOR and its subsidiaries (except where not permitted by law).

f.     The amount of insurance required shall not be construed to be a limitation of the liability on the part of the SUPPLIER.

g.    It is agreed that this insurance will not be cancelled, materially changed or non-renewed without at least [**] days advance written notice to SPONSOR.

F.    LIMITATION OF LIABILITY:  EXCEPT FOR A BREACH OF ARTICLE 9, OR ARTICLE 11, OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, OR A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, CONSEQUENTIAL DAMAGES (SPECIFICALLY EXCEPTING THOSE CONSEQUENTIAL DAMAGES ARISING FROM EACH PARTY’S OBLIGATION TO INDEMNIFY THE OTHER FOR LIABILITY ARISING OUT OF OR RELATING TO THIRD PARTY CLAIMS IN ACCORDANCE WITH THIS ARTICLE) INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.  The provisions of this Article 11(F) shall survive the expiration or sooner termination of this Agreement.

ARTICLE 12 – CONFIDENTIAL INFORMATION

A.   Each Party (each a “Receiving Party”) will not, either during or after the term of this Agreement, disclose to any third person or use the results of the Services or any confidential or proprietary information of the other Party (each a “Disclosing Party”) or its affiliates for any purpose other than the performance of the Services, without the prior written authorization of Disclosing Party.

B.   For purposes of this Article 12, "confidential or proprietary information" includes, without limitation, the results of the Services, the existence and terms of this Agreement, technical data, know-how, unpublished findings, compounds, compositions, formulations, biomaterials, products, technologies, processes, patent applications, commercial or financial trade secrets, marketing methods and plans, pricing information, manufacturing information, product pipelines, written documents, depictions, oral statements, artwork, unpublished information relating to the business or financial condition of a Party and its affiliates or collaborators, and any other information, property and materials developed, created or acquired by a Party in connection with this Agreement or its terms and conditions, which has been or will be disclosed by Disclosing Party or its affiliates.  Without limiting the generality of the foregoing, SUPPLIER acknowledges and agrees that the Work Product and all information related to SPONSOR’s mucous penetrating product platform technology shall be considered the confidential or proprietary information of SPONSOR.

C.   These obligations shall not apply to the following:

a.    information which, after disclosure, becomes available to the public by publication or otherwise, other than by breach of this Agreement by the Receiving Party;

b.    information that the Receiving Party can establish by prior written record was already known to it or was in its possession at the time of disclosure and was not acquired, directly or indirectly, from Disclosing Party or its affiliates; or

c.    information that the Receiving Party obtains from a third party; provided however, that such information was not obtained by said third party, directly or indirectly, from Disclosing Party or its affiliates under an obligation of confidentiality;

D.    If Receiving Party is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any confidential or proprietary information, Receiving Party may comply with such requirement but will provide prompt notice to Disclosing Party of such requirement in advance of any such disclosure, in order for Disclosing Party to seek a protective order or other remedy prior to such disclosure.

E.   The Receiving Party’s obligations under this Article 12 to preserve the confidentiality of any and all of the confidential or proprietary information disclosed to it by a Disclosing Party shall continue during the term of the Agreement and for a period of [**] years following expiration or termination of this Agreement, or as otherwise required by law; except for any trade secret recognized as such under the Uniform Trade Secret Act for which the Receiving Party’s obligations with respect to use and disclosure shall continue until and unless the applicable confidential or proprietary information falls within an exception set forth in Article 12(C).

F.    SUPPLIER agrees that any breach of this Article 12 will cause SPONSOR substantial and irreparable harm and, therefore, in the event of any such breach, in addition to other remedies that may be available to it, SPONSOR shall have the right to seek specific performance and other injunctive and equitable relief.

G.   SUPPLIER hereby acknowledges and agrees that all of SPONSOR’s confidential information, including Sponsor Materials, disclosed hereunder may be subject to United States export controls, under the export administration regulations, 15 C.F.R. parts 730-774.  SUPPLIER shall strictly comply with all export controls applicable to SPONSOR’s confidential information and Sponsor Materials and SUPPLIER shall not: (a) utilize any of such information or Sponsor Materials for any purpose whatsoever, except as specifically authorized in this Agreement; (b) export, transfer, divert or disclose any of such information or Sponsor Materials; or (c) use, or make any of such information or Sponsor Materials available for use, directly or indirectly, in the design, development, production, stockpiling or use of any chemical or biological weapons.

H.    The provisions of this Article 12 shall survive the expiration or sooner termination of this Agreement.

ARTICLE 13 – TERMINATION

A.    Termination of the Agreement:

a.    This Agreement may be terminated by SPONSOR at any time with or without cause by giving at least ninety (90) days prior written notice to SUPPLIER. SPONSOR remains responsible for payment associated with any firm orders and unused inventory of raw materials for the Products purchased by SUPPLIER, so long as: (i) SUPPLIER purchased such raw materials in quantities consistent with SPONSOR’s most recent firm commitment, and (ii) such materials cannot be readily reused by SUPPLIER for its other clients or customers.

b.    This Agreement may be terminated by either Party, in whole or in part upon default in performance of the other Party, provided that the defaulting Party shall be given not less than [**] days prior written notice of default and the opportunity to cure the default during such period.

c.     Following the Initial Term, this Agreement may be terminated by SUPPLIER upon at least twenty-four (24) months’ prior written notice.

d.    In the event that SUPPLIER terminates this Agreement as permitted hereunder, then notwithstanding such termination, upon the request of SPONSOR, SUPPLIER shall complete any outstanding work under any Project Proposal/SOWs approved by SPONSOR even if such activity extends beyond the termination date.

B.   Termination of Project Proposal/SOWs:  Any Project Proposal/SOW may be terminated by SPONSOR, in whole or in part, with or without cause, upon thirty (30) days written notice to the other Party, or such shorter period of time as the Parties may agree to in any particular Project Proposal/SOW.  Termination of a specific Project Proposal/SOW does not constitute termination of this Agreement or any other Project Proposal/SOW.

C.   Bankruptcy:  If either Party to this Agreement becomes insolvent, or a proceeding in bankruptcy, receivership or similar proceeding is filed involving a Party during the Agreement Term (and such proceeding is not dismissed within ninety 90 days), this Agreement may be immediately terminated by the other Party. In the event that SUPPLIER becomes insolvent, or a proceeding in bankruptcy, receivership or similar proceeding is filed involving SUPPLIER during the Agreement Term (and such proceeding is not dismissed within ninety 90 days), SUPPLIER shall use its best efforts to ensure SPONSOR’s supply of Products is uninterrupted, such best efforts including, without limitation, providing training and assistance to any successor of SUPPLIER that begins manufacturing Services and otherwise cooperating with SPONSOR in SPONSOR’s efforts to continue the manufacture of the Product as the Facility. In the event that SPONSOR becomes insolvent, or a proceeding in bankruptcy, receivership or similar proceeding is filed involving SPONSOR during the Agreement Term (and such proceeding is not dismissed within ninety 90 days) prepayment of all firm orders may be required prior to production.

D.    Effect of Termination:  Termination or expiration of this Agreement or any Project Proposal/SOW shall not relieve SPONSOR of any amounts owing hereunder for Services actually rendered prior to the effective date of termination or expiration.  Additionally:

a.    Any non-cancellable contract made on SPONSOR’s prior written authorization (it being understood that SUPPLIER shall not enter into non-cancellable contracts on SPONSOR’s behalf without SPONSOR’s prior written authorization), and still to be performed as of the effective date of termination or expiration, shall be paid for by SPONSOR unless mutually agreed in writing to the contrary, and if requested by SPONSOR such contract shall, at SPONSOR’s election, either be carried to completion by SUPPLIER or assigned to SPONSOR (and SPONSOR shall assume all of the rights and obligations under such contract and SUPPLIER shall be relieved of any further responsibility or liability with respect thereto).

b.    Notwithstanding the foregoing, if SPONSOR terminates this Agreement pursuant to Sections 12(A)(b), (C) or otherwise for cause, the provisions of subsection 10.D.a. shall not apply.

c.    SUPPLIER shall promptly cease performing any work not necessary for the orderly close out of the affected Purchase Order(s) or for the fulfillment of regulatory requirements.

d.    Within [**] days following the termination of this Agreement, SUPPLIER shall deliver to SPONSOR all data and materials provided by SPONSOR to SUPPLIER for the manufacturing and supply activities under the impacted Purchase Order(s).

e.    The terms and conditions of Section [3, 6, 8, 10, 11, 12, 13, 14, 16, 17 and 19] shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 14 – REPRESENTATIONS AND WARRANTIES

A.   SUPPLIER’s Representations:  SUPPLIER represents and warrants that: (i) compliance with the terms of this Agreement and performance of the Services do not and will not breach or conflict with any other agreement or arrangement to which SUPPLIER is a party; and (ii) during performance of the Services, SUPPLIER will not disclose to SPONSOR, or induce SPONSOR to use, any confidential or proprietary information of a third party without appropriate consent or license from such third party.

B.    Debarment/Other Sanctions:  SUPPLIER hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership or association which has been debarred under 21 U.S.C. Sec.335a(a) or (b), or listed in the DHHS/OIG List of Excluded Individuals/Entities or the General Services Administration’s Listing of Parties Excluded from Federal Procurement and Non-Procurement Programs.  SUPPLIER further certifies that it has not been debarred under 21 U.S.C. Sec.335a(a) or (b), or listed in the DHHS/OIG List of Excluded Individuals/Entities or the General Services Administration’s Listing of Parties Excluded from Federal Procurement and Non-Procurement Programs.

ARTICLE 15 – SUBCONTRACTORS

A.    SUPPLIER shall not engage any subcontractor to perform any portion of the Services as related directly to any SPONSOR Materials hereunder without obtaining SPONSOR’s prior written consent, which shall not be unreasonably withheld, after SUPPLIER provides SPONSOR with the name of the subcontractor, a description of the services to be provided and the cost of such services.  Before allowing any subcontractor or consultant to begin performing Services, SUPPLIER will enter into a binding written agreement with such subcontractor/consultant that protects SPONSOR’s rights and interests to at least the same degree as this Agreement.  Notwithstanding the foregoing, as of the Effective Date, SPONSOR hereby consents to SUPPLIER’s use of the subcontractor(s) set forth in the applicable [SOW/Proposal], subject to the execution by such subcontractor(s), SUPPLIER and SPONSOR of a three (3) way confidentiality agreement in a form reasonably acceptable to SPONSOR. Notwithstanding any of the foregoing, SUPPLIER shall remain solely responsible for activities performed by any subcontractor(s), and the use of a subcontractor shall not relieve SUPPLIER of any obligations hereunder.  SUPPLIER, and not SPONSOR, shall be solely responsible for all financial responsibilities with regard to such subcontractor(s), including withholdings, liabilities and contributions in respect of any such subcontractor(s).

ARTICLE 16 – NOTICES

A.    All notices required or permitted to be given under this Agreement shall be in writing and shall be given by addressing the communication to the address set forth below.  Such notices shall be deemed given on the date of receipt if sent by (i) certified mail, (ii) recognized overnight courier or personal delivery, or (iii) by acknowledgement of receipt if sent by other sources:

SUPPLIER:	Stephen L. Schweibenz, President

Alliance Contract Pharma, LLC

1510 Delp Drive

Harleysville, PA 19438

[**]

Email: [**]

SPONSOR:	[**]

Kala Pharmaceuticals, Inc.

100 Beaver Street, Suite 201

Waltham, MA 02453

(781) 996-5252

E-mail: [**]

With a copy to:	General Counsel

Kala Pharmaceuticals, Inc.

100 Beaver Street, Suite 201

Waltham, MA 02453

(781) 996-5252

Email not permitted; Notice to be sent pursuant to (i) or (ii) above

B.     Any Party may from time to time change the address to which notices to it are to be sent by notifying the other Party, in writing, of the change and the new address pursuant to this Article 16.

C.    The provisions of this Article 16 shall survive the expiration or sooner termination of this Agreement.

ARTICLE 17 – DISPUTES; GOVERNING LAW

A.   Disputes:  Initially, the Parties shall attempt to resolve any disputes informally between the persons listed in Article 17 above or their replacements or superiors. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement (a) shall be brought by a party in such party’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding and (b) shall be submitted to final and binding arbitration before JAMS (formerly Judicial Arbitration and Mediation Services), or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Section by filing a written demand for arbitration with JAMS, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting a single arbitrator from JAMS’ panel of neutrals, and in scheduling the arbitration proceedings, which shall take place in Boston, Massachusetts and in the English language. The parties agree that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this Section may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

B.   Governing Law:  This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware irrespective of its choice of law rules.

C.   The provisions of this Article 17 shall survive the expiration or sooner termination of this Agreement.

ARTICLE 18 - SUPPLIER STAFFING

A.   SUPPLIER acknowledges and agrees that the configuration and competence of SUPPLIER staff assigned to SPONSOR is of critical importance to SPONSOR.  Any SUPPLIER staff assigned to SPONSOR must be trained, and competent, to perform the Services as required hereunder.

ARTICLE 19 – MISCELLANEOUS

A.    Entire Agreement:  This Agreement, together with any exhibits attached hereto, and each fully executed Project Proposal/SOW (as amended hereunder), contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior understandings relating thereto.  No amendment, modification or waiver of this Agreement or any term hereof may be effected except by an instrument in writing duly executed by the Parties.

B.    Independent Contractors: At all times the relationship of the Parties shall be independent contractors with respect to each other.  No Party is responsible for withholding, and shall not withhold, FICA or taxes of any kind from any payments it owes to any other Party.  Further, as independent contractors, neither Party, nor any of its employees are eligible to participate in, nor are they eligible for coverage under, any other Party’s benefit plans, programs, employment policies or procedures, or workmen’s compensation insurance.

C.    Assignment:  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  This Agreement may only be assigned by a Party upon the prior written consent of the other Party; provided, however, that SPONSOR may assign this Agreement to an affiliate or a subsidiary or a successor to that area of its business to which this Agreement is related, whether by merger, sale of assets, sale of stock, reorganization or otherwise.

D.    Severability:  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction, and the Parties shall negotiate in good faith to modify such provision so that it is valid and enforceable to the Parties.

E.    Counterparts:  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which, shall be deemed one instrument. Such counterparts may be exchanged by facsimile (provided that each executed counterpart is transmitted in one complete transmission), or in Portable Document Format (PDF).  Where there is an exchange of executed counterparts by facsimile or PDF, each Party shall be bound by the Agreement notwithstanding that original copies of the Agreement may not be exchanged immediately.

F.    Excusable Delay:  If either Party shall be delayed, interrupted or prevented from the performance of any obligation hereunder by reason of an act of God, fire, flood, war (declared or undeclared), public disaster, strike or labor dispute, governmental enactment, rule or regulation, or any other cause beyond such Party’s reasonable control, such Party shall not be liable to the other and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency that occasioned the delay, interruption or prevention.  In relation to any Services, if such interruption lasts more than ten (10) days, SPONSOR, in its sole discretion, may exercise its rights under Article 13 of this Agreement.

G.    Further Action.  Each Party hereto shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (including without limitation those regulations promulgated by the U.S. Internal Revenue Service), and execute and deliver such further documents as may be reasonably requested by the other Party in connection with the operation of this Agreement.

H.    Relationship of the Parties:  SUPPLIER has no authority from and will not authorize or bind SPONSOR to any obligation with any third party.

I.     SPONSOR Materials. SUPPLIER agrees to use reasonable care in handling the equipment, materials and other property of SPONSOR entrusted to SUPPLIER’s care or purchased with SPONSOR funds in performance of this Agreement along with all materials constituting Work Product hereunder (collectively, "SPONSOR Materials").  All SPONSOR Materials shall be and remain SPONSOR's property.  Such SPONSOR Materials shall be plainly marked or otherwise adequately identified by SUPPLIER as Sponsor's property and shall be safely stored separate and apart from SUPPLIER's property.  Unless otherwise agreed to in writing by SPONSOR on a case-by-case basis, SUPPLIER shall use SPONSOR Materials only for the benefit of SPONSOR under this Agreement and shall not use SPONSOR Materials for any other purpose.  All SPONSOR Materials, while in SUPPLIER's custody or control, shall be held at SUPPLIER's risk, shall be kept insured by SUPPLIER at SUPPLIER's expense in an amount equal to the replacement cost with loss payable to SPONSOR and shall be subject to removal at SPONSOR's written request, in which event SUPPLIER shall prepare such SPONSOR Materials for shipment and redeliver to SPONSOR in the same condition as originally received or produced by SUPPLIER, reasonable wear and tear excepted, at SPONSOR's expense (unless otherwise set forth in the applicable Project Proposal/SOW).  SUPPLIER agrees to keep the equipment constituting SPONSOR Materials at all times in good and efficient working order for use in performing the Services.  SUPPLIER shall be responsible for routine maintenance and calibration of all such equipment, but SPONSOR shall be responsible for the cost of calibration, repairing or replacing such equipment, except to the extent such repairs or replacement are required due to SUPPLIER's breach of this Agreement (including this Section) or SUPPLIER's negligence or willful misconduct.  Upon completion of the Services, termination or expiration of this Agreement SUPPLIER will, at SPONSOR’s request, return all SPONSOR Materials.

J.     Reports. SUPPLIER agrees that at SPONSOR’s request, SUPPLIER will submit reports summarizing its work performed pursuant to this Agreement.

K.    Section Headings:  Article and section headings are intended for the purpose of description only and shall not be used for purposes of interpretation of this Agreement.

L.    Survival:  The provisions of this Article 19 shall survive the expiration or sooner termination of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

Kala Pharmaceuticals, Inc.		Alliance Contract Pharma, LLC

By:	/s/ Vincent R. Kosewski	By:	/s/ Stephen Schweibenz

Name:	Vincent R. Kosewski	Name:	Stephen Schweibenz

Title:	Sr. VP Mfg & Supply	Title:	President

Date:	October 10, 2017	Date:	October 4, 2017

Project Proposal/SOW:

The following two exhibits (Exhibit A  (Revision 03) and Exhibit C (Revision 03)) are attached to this Amended and Restated Master Service Agreement dated October 4, 2017.  Included in each of these exhibits are the following activities supporting the manufacturing and packaging of [**] packaged in [**]:

Exhibit A (Revision 03)

ACP will [**].

Exhibit B (Cancelled)

[**]

Exhibit C (Revision 03)

ACP will [**].

KALA PHARMACEUTICALS, INC.

PROJECT PROPOSAL NUMBER: Q100309

STATEMENT OF WORK

API AND COMPONENT RELEASE TESTING / [**]

ENGINEERING BATCH MANUFACTURING

EXHIBIT A (Revision 03) 1

This Project Proposal/SOW is incorporated into the Amended and Restated Master Services Agreement (“Agreement”), dated October 4, 2017 by and between Alliance Contract Pharma, LLC, (“SUPPLIER” or “ACP”) and Kala Pharmaceuticals., Inc. (“SPONSOR” or “Kala”).  This Statement of Work describes Services and deliverables to be performed and provided by SUPPLIER pursuant to the Agreement.  If any item in this Project Proposal/SOW is inconsistent with the Agreement, the terms of this Project Proposal/SOW will control, but only if this Project Proposal/SOW expressly refers to the Parties’ intent to alter the terms of this Agreement with respect to the specific inconsistent item.  All capitalized terms used and not expressly defined in this Project Proposal/SOW will have the meanings given to them in the Agreement.

1  Note:  STATEMENT OF WORK - EXHIBIT A (Revision 03) supersedes the original approved version of EXHIBIT A (dated 27 Jan2017).  Reference payment terms listed on page 13 of 13.

The total cost of the project is $[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 12 pages were omitted. [**]

IV.        Project Logistics

1.           All shipping charges associated with this project will be at the expense of [**].

2.           Unless expressly set forth in this Project Proposal/SOW or agreed to in writing by Kala on a case-by case basis, ACP shall be solely responsible for all costs and expenses in connection with any construction or build-out of ACP’s facilities, including any construction or build-out necessary for ACP to perform the Services hereunder.

3.           All materials being shipped to ACP must be shipped to the following address: Alliance Contract Pharma, LLC, 1510 Delp Drive, Harleysville, PA  19438 (Reference Q100309 -  Exhibit A (Revision 03)).

4.           Unless otherwise agreed in writing signed by ACP and Kala, Services hereunder are expressly limited to the terms and conditions contained in this Project Proposal/SOW and the Agreement.

V.           Schedule of Payments

The total cost for this project is $[**].  If acceptable, please return an approved copy of this proposal along with a purchase order to initiate this project.  The remainder of the cost [**] will be invoiced based on the following payment schedule.

•Initiation of Project (Payment Already Received)	[**]

•Pass through costs for the Sourcing of Components to be Billed Monthly [**]	[**]

•Pass through costs for API and Excipient Release Testing to be Billed Monthly [**]	[**]

•Release of Materials and Components [**]	[**]

•Completion of Equipment Return and Qualification Activities [**]	[**]

•Completion of R&D Engineering Batch [**][**]	[**]

•Completion of R&D Engineering Batch [**][**]	[**]


•As requested by Kala, a change control will be issued to manufacture and perform release testing of additional R&D Engineering Batches. These additional batches will be manufactured and tested as a part of the ongoing [**] batch campaign as outlined in this quotation (additional major cleaning will not be required). This change control will also include, as required, additional costs associated with documentation or testing changes as requested by Kala.

[**]

IN WITNESS WHEREOF, the Parties hereto have executed this Project Proposal/SOW effective as of the date last signed by a Party hereto.

Kala Pharmaceuticals, Inc.		Alliance Control Pharma, LLC

By:	/s/ Vincent R. Kosewski	By:	/s/ Stephen L. Schweibenz

Name:	Vincent R. Kosewski	Name:	Stephen L. Schweibenz

Title:	Sr. VP Mfg & Supply	Title:	President

Date:	October 5, 2017	Date:	October 4, 2017

KALA PHARMACEUTICALS, INC.

PROJECT PROPOSAL NUMBER: Q100309

STATEMENT OF WORK

[**] VALIDATION BATCH MANUFACTURING

EXHIBIT C (Revision 03)1

This Project Proposal/SOW is incorporated into the Amended and Restated Master Services Agreement (“Agreement”), dated October 4, 2017, by and between Alliance Contract Pharma, LLC, (“SUPPLIER” or “ACP”) and Kala Pharmaceuticals., Inc. (“SPONSOR” or “Kala”).  This Statement of Work describes Services and deliverables to be performed and provided by SUPPLIER pursuant to the Agreement.  If any item in this Project Proposal/SOW is inconsistent with the Agreement, the terms of this Project Proposal/SOW will control, but only if this Project Proposal/SOW expressly refers to the Parties’ intent to alter the terms of this Agreement with respect to the specific inconsistent item.  All capitalized terms used and not expressly defined in this Project Proposal/SOW will have the meanings given to them in the Agreement.

This Project Proposal/SOW previous approved version included a clause stating the proposal was on hold pending the condition of positive completion of clinical trials, as determined by Kala in its sole discretion.  This revision serves as written acknowledgement by both parties to commence activities of this Exhibit C (revision 03).

1  Note:     STATEMENT OF WORK - EXHIBIT C (Revision 03) supersedes the original approved version of EXHIBIT C (dated January 27, 2017).  Reference payment terms listed on page 9 of 9.

The total cost of the project is $[**].

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 10 pages were omitted. [**]

IV.         Project Logistics

•All shipping charges associated with this project will be at the expense of [**].

•Unless expressly set forth in this Project Proposal/SOW or agreed to in writing by Kala on a case-by-case basis, ACP shall be solely responsible for all costs and expenses in connection with any construction or build-out of ACP’s facilities, including any construction or build-out necessary for ACP to perform the Services hereunder.

•All materials being shipped to ACP must be shipped to the following address: Alliance Contract Pharma, LLC, 1510 Delp Drive, Harleysville, PA 19438 (Reference Q100309).

•Unless otherwise agreed in writing signed by ACP and Kala, Services hereunder are expressly limited to the terms and conditions contained in this Project Proposal/SOW and the Agreement.

V.           Schedule of Payments

The total cost of this project is $[**].  If acceptable, please return an approved copy of this proposal along with a purchase order number and an initial payment [**] as detailed below to initiate this project.  The remainder of the cost [**] will be invoiced based on the following payment schedule.

•Approval of Validation Protocols	[**]

•Completion of Manufacturing Validation Batch [**]	[**]

•Completion of Manufacturing Validation Batch [**]	[**]

•Completion of Manufacturing Validation Batch [**]	[**]

•Completion of Validation Reports	[**]

•Pass through costs for Micro Release Testing to be Billed Monthly	[**]

IN WITNESS WHEREOF, the Parties hereto have executed this Project Proposal/SOW effective as of the date last signed by a Party hereto.

Kala Pharmaceuticals, Inc.		Alliance Contract Pharma, LLC

By:	/s/ Vincent R. Kosewski	By:	/s/ Stephen L. Schweibenz

Name:	Vincent R. Kosewski	Name:	Stephen L. Schweibenz

Title:	Sr. VP Mfg & Supply	Title:	President

Date:	October 5, 2017	Date:	October 4, 2017

KALA PHARMACEUTICALS, INC.

PROJECT PROPOSAL NUMBER: Q100309

STATEMENT OF WORK

GMP PACKAGING OF [**]

[**]

EXHIBIT D (Revision 01)

This Project Proposal/SOW is incorporated into the Amended and Restated Master Services Agreement (“Agreement”), dated October 4, 2017 by and between Alliance Contract Pharma, LLC, (“SUPPLIER” or “ACP”) and Kala Pharmaceuticals., Inc. (“SPONSOR” or “Kala”).  This Statement of Work describes Services and deliverables to be performed and provided by SUPPLIER pursuant to the Agreement.  If any item in this Project Proposal/SOW is inconsistent with the Agreement, the terms of this Project Proposal/SOW will control, but only if this Project Proposal/SOW expressly refers to the Parties’ intent to alter the terms of this Agreement with respect to the specific inconsistent item.  All capitalized terms used and not expressly defined in this Project Proposal/SOW will have the meanings given to them in the Agreement.

Included in Exhibit D is the GMP packaging of the following batches of [**]:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 10 pages were omitted. [**]

IV.         Project Logistics

1.     All shipping charges associated with this project will be at the expense of [**].

2.     [**].

3.     Unless expressly set forth in this Project Proposal/SOW or agreed to in writing by Kala on a case-bycase basis, ACP shall be solely responsible for all costs and expenses in connection with any construction or build-out of ACP’s facilities, including any construction or build-out necessary for ACP to perform the Services hereunder.

4.      All materials being shipped to ACP must be shipped to the following address: Alliance Contract Pharma, LLC, 1510 Delp Drive, Harleysville, PA 19438 (Reference 0100309 – Exhibit D (Revision 00)).

5.     Unless otherwise agreed in writing signed by ACP and Kala, Services hereunder are expressly limited to the terms and conditions contained in this Project Proposal/SOW and the Agreement.

V.           Schedule of Payments

The total cost for this project is $[**].  If acceptable, please return an approved copy of this proposal along with a purchase order to initiate this project.  The remainder of the cost [**] will be invoiced based on the following payment schedule.

•Initiation of Project	[**]

•Pass through costs for the Sourcing of Components to be Billed Monthly [**]	[**]

•Pass through costs for Excipient and Component Release Testing to be Billed Monthly [**]	[**]

•Completion of Packaging - Campaign [**]	[**]

•Completion of Packaging - Campaign [**]	[**]

•Completion of Packaging - Campaign [**]	[**]

•Completion of Packaging - Campaign [**] (the first [**] resupply batch)	[**]

•The Cost for Each Additional [**] Resupply Batch ([**]/batch) (Due upon the completion of packaging)	[**]

IN WITNESS WHEREOF, the Parties hereto have executed this Project Proposal/SOW effective as of the date last signed by a Party hereto.

Kala Pharmaceuticals, Inc.		Alliance Contract Pharma, LLC

By:	/s/ Vincent R. Kosewski	By:	/s/ Dennis DiBiagio

Name:	Vincent R. Kosewski	Name:	Dennis DiBiagio

Title:	Sr. VP Mfg & Supply	Title:	VP, Operations

Date:	Nov. 9, 2017	Date:	November 8, 2017